Exhibit 99.1

April 2, 2024

EOG Resources Announces President Billy Helms’ Retirement

HOUSTON – EOG Resources, Inc. (EOG) today announced that Lloyd W. “Billy” Helms, Jr., EOG’s President, has made the decision to retire May 31, 2024.

Billy Helms joined an EOG predecessor company in 1981 and has served in several positions of increasing responsibility in multiple EOG divisions over his career with the company. Helms joined the Houston executive management team in 2012 as Executive Vice President, Exploration and Production, managing EOG’s operations across several divisions along with the company’s Engineering and Acquisitions and Business Development functions. He served as Chief Operating Officer from 2017 through 2023 and as President of EOG since 2021.

“Billy has been a champion of utilizing innovation to constantly improve the company throughout his more than 40-year career with EOG,” said Ezra Y. Yacob, Chairman and Chief Executive Officer. “He encourages employees to pursue innovative ideas and creative solutions that utilize in-field technology, information technology, and new processes to drill better wells for lower cost, more safely, and with lower emissions. We’re incredibly grateful to Billy for his leadership and for his contributions to EOG’s culture of continuous improvement. We wish Billy the best as he and his wife pursue the next phase of their lives.”

About EOG

EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States and Trinidad. To learn more visit www.eogresources.com.

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